COURT OF APPEAL - 4TH DIST DIV 3

FILED
May 10, 2016

Deputy Clerk: D. Saporito

NOT TO BE PUBLISHED IN OFFICIAL REPORTS

IN THE COURT OF APPEAL OF THE STATE OF CALIFORNIA

FOURTH APPELLATE DISTRICT

DIVISION THREE

CENTER FOR BIOLOGICAL DIVERSITY et al., Plaintiffs and Appellants, v. COUNTY OF SAN BERNARDINO et al., Defendants and Respondents; CADIZ, INC., et al., Real Parties in Interest and Respondents.	G051080 (Super. Ct. No. 30-2013-00633936) O P I N I O N

Appeals from a judgment of the Superior Court of Orange County, Gail Andrea Andler, Judge. Affirmed.

Center for Biological Diversity, Aruna M. Prabhala, Adam F. Keats, Chelsea Tu; Center for Food Safety and Adam F. Keats for Plaintiffs and Appellants Center for Biological Diversity, San Bernardino Valley Audubon Society, and Sierra Club, San Gorgonio Chapter.

University of California, Irvine School of Law Environmental Law Clinic and Michael Robinson-Dorn for Plaintiff and Appellant National Parks Conservation Association.

Downey Brand, Christian L. Marsh, Kevin M. O'Brien and Rebecca R.A. Smith for Defendants and Respondents.

Richards, Watson & Gershon, James L. Markman, B. Tilden Kim and Patrick D. Skahan for American Ground Water Trust and Property and Environment Research Center as Amici Curiae on behalf of Defendants and Respondents.

Best Best & Krieger, Michelle Ouellette and Sarah E. Owsowitz for Real Party in Interest and Respondent Santa Margarita Water District.

Alston & Bird, Edward J. Casey and Andrew Brady for The Association of California Water Agencies as Amicus Curiae on behalf of Defendants and Respondents and Real Party in Interest and Respondent Santa Margarita Water District.

Brownstein Hyatt Farber Schreck, Diane C. De Felice, Amy M. Steinfeld; Woodruff, Spradlin & Smart and M. Lois Bobak for Real Parties in Interest and Respondents Cadiz, Inc., and Fenner Valley Mutual Water Company.

* * *

INTRODUCTION

A proposed project to pump fresh groundwater from an underground aquifer located below real property owned by Cadiz, Inc. (Cadiz), in the Mojave Desert (the Project) spawned six related cases. The Project is a public/private partnership, the purposes of which are to prevent waste of the water in the underground aquifer, and to transport the water to many other parts of the state in which it is needed. The Santa Margarita Water District (Santa Margarita), the lead agency for the Project, certified an environmental impact report (EIR) for the Project, finding it met the requirements of the California Environmental Quality Act (CEQA) (Pub. Resources Code, § 21000 et seq.).

In this case, the Center for Biological Diversity, the San Bernardino Valley Audubon Society, the Sierra Club, San Gorgonio Chapter, and the National Parks Conservation Association (collectively, the Center) filed a petition for a writ of mandate in the trial court, challenging a resolution by the San Bernardino County Board of Supervisors (the board of supervisors and the County of San Bernardino will be jointly referred to as the County). That resolution adopted Santa Margarita's environmental findings, found that the EIR certified by Santa Margarita was sufficient, and approved a groundwater management, monitoring, and mitigation plan for the Project (the Plan). The resolution also found that the Plan and a memorandum of understanding among the County, Santa Margarita, Cadiz, and the operator of the Project (the Memorandum) qualified the Project for an exclusion from the requirements of an ordinance regarding desert groundwater management. The real parties in interest named in the petition for a writ of mandate were Santa Margarita, Cadiz, and Fenner Valley Mutual Water Company, the nonprofit mutual benefit corporation that would be formed to operate the Project and distribute water to the participants in the Project. The trial court denied the petition and the Center appeals. We affirm.

First, the Center argues that the Project violates the desert groundwater management ordinance. We conclude the Project complied with the County's ordinance, and specifically with the ordinance's rules for obtaining an exclusion from its requirements.

Second, the Center argues that the County violated the desert groundwater management ordinance by approving the Memorandum before it approved the Plan. We conclude that nothing in the ordinance requires that one document be approved before the other. Even if the sequence in which the documents were executed or approved was in error, the Center has not demonstrated any prejudice. When the County approved the Plan, it specifically found that the Memorandum would fully implement and enforce it.

Third and finally, the Center argues that the Project relies on incorrect principles of water law. For the reasons discussed in part V. of the Discussion section, *post*, we disagree.

Statement of Facts and Procedural History

The relevant facts are discussed in detail in the companion case, *Delaware Tetra Technologies, Inc. v. County of San Bernardino* (May 10, 2016, G050881) (nonpub. opn.).

The Center for Biological Diversity, the San Bernardino Valley Audubon Society, and the Sierra Club, San Gorgonio Chapter, filed a verified petition for a writ of mandate on November 1, 2012, challenging the County's approval of the Project, the County's approval of the Plan, and the exemption of the Project from the requirements of San Bernardino County's Desert Groundwater Management Ordinance (San Bernardino County Ord. No. 3872, adding art. 5, § 33.06551 et seq., Desert Groundwater Management, to San Bernardino County Code tit. 3, div. 3, ch. 6) (the Ordinance). Pursuant to a stipulated order, the case was transferred from the San Bernardino County Superior Court to the Orange County Superior Court. The National Parks Conservation Association was added as a petitioner when a first amended petition was filed on May 6, 2013.

Following a bench trial, the trial court issued a detailed statement of decision, and entered judgment denying the petition for a writ of mandate. Timely notices of appeal were filed.

Discussion

I.

California Water Law

The California Constitution and the Water Code make clear that the policy of this state is to put water resources to reasonable and beneficial use. The Constitution

provides: "It is hereby declared that because of the conditions prevailing in this State the general welfare requires that the water resources of the State be put to beneficial use to the fullest extent of which they are capable, and that the waste or unreasonable use or unreasonable method of use of water be prevented, and that the conservation of such waters is to be exercised with a view to the reasonable and beneficial use thereof in the interest of the people and for the public welfare." (Cal. Const., art. X, § 2.)

Groundwater belongs to the state, not any person or entity, but may be extracted by those with the right to do so, including those whose land overlies the groundwater source. (*Central and West Basin Water Replenishment Dist. v. Southern Cal. Water Co.* (2003) 109 Cal.App.4th 891, 905-906.)

State agencies have consistently concluded that flexibility is necessary in managing groundwater supplies. "Groundwater management must be adapted to an area's political, institutional, legal, and technical constraints and opportunities. Groundwater management must be tailored to each basin or subbasin's conditions and needs. Even within a single basin, the management objectives may change as more is learned about managing the resource within that basin. Flexibility is the key, but that flexibility must operate within a framework that ensures public participation, monitoring, evaluation, feedback on management alternatives, rules and regulations, and enforcement." (Dept. of Water Resources, Cal.'s Groundwater: Bulletin 118-Update 2003 (Oct. 2003) p. 38 <http://www.water.ca.gov/pubs/groundwater/bulletin_118/california's_groundwater__bulletin_118_-_update_2003_/bulletin118_entire.pdf> [as of May 10, 2016].)

II.

STANDARD OF REVIEW

All parties agree that this is a standard mandamus action, meaning the County's quasi-legislative action must be upheld unless it is arbitrary and capricious, entirely lacking in evidentiary support, or contrary to law. (*United States v. State Water*

Resources Control Bd. (1986) 182 Cal.App.3d 82, 112-113.) "'In a mandamus proceeding, the ultimate question, whether the agency's action was arbitrary or capricious, is a question of law. [Citations.] Trial and appellate courts therefore perform the same function and the trial court's statement of decision has no conclusive effect upon us. [Citation.]' [Citation.]" (*Western/California, Ltd. v. Dry Creek Joint Elementary School Dist.* (1996) 50 Cal.App.4th 1461, 1492.)

III.

THE PROJECT DOES NOT VIOLATE THE ORDINANCE.

The Center argues that the Project will cause overdraft of the aquifer because it will withdraw more groundwater than can be naturally recharged within 10 years, in violation of the Ordinance. The County counters that the Project is excluded from the Ordinance, and therefore from its requirements regarding overdraft and groundwater safe yield.

In *Delaware Tetra Technologies, Inc. v. County of San Bernardino*, *supra*, G050881, we addressed the same issue and held that the clear and unambiguous language of the Ordinance establishes that the Project is excluded from the entirety of the Ordinance. Our holding here is the same.

IV.

THE COUNTY DID NOT VIOLATE THE ORDINANCE BY APPROVING THE MEMORANDUM BEFORE APPROVING THE PLAN.

The Center argues that the County violated the Ordinance by excluding the Project from its requirements because it approved the Memorandum before it approved the Plan. In *Delaware Tetra Technologies, Inc. v. County of San Bernardino*, *supra*, G050881, we held that the Ordinance did not require the approval of a groundwater management plan and the execution of an agreement regarding monitoring and mitigation to occur in any particular order. We also held that even if the sequence of the approvals

of the Plan and the Memorandum was in error, no prejudice was suffered. Those holdings apply here, too.

V.

THE PROJECT IS CONSISTENT WITH CALIFORNIA LAW REGARDING GROUNDWATER MANAGEMENT.

The parties rely on *City of Los Angeles v. City of San Fernando* (1975) 14 Cal.3d 199, in which our Supreme Court addressed the issues of pueblo rights to groundwater as against rights to water added by the parties to groundwater reserves, and both as against prescriptive rights to groundwater. The court held that, given the facts of the case, "overdraft occurs only if extractions from the basin exceed its safe yield plus any such temporary surplus." (*Id.* at p. 280.) Here, the Project will undeniably extract more groundwater than can be naturally recharged in a 10-year period. This does not, however, necessarily mean that the Project, the Memorandum, or the Plan is in conflict with *City of Los Angeles v. City of San Fernando*.

In *City of Los Angeles v. City of San Fernando, supra*, 14 Cal.3d 199, the Supreme Court ultimately looked to whether the plans for groundwater extraction were consistent with the basic principles of groundwater law in California. "Defendants contend that the temporary surplus does not preclude the commencement of overdraft if the waste resulting from the lack of storage space could have been prevented by reasonable measures other than permanent removal of ground water from basin storage. However, the availability of such measures is not necessarily inconsistent with the existence of a temporary surplus in the basin arising from lack of sufficient ground water storage space. *There is no showing in the findings or otherwise that the methods by which plaintiff or any other party extracted, diverted, or spread water exceeded the bounds of reasonable beneficial use*. Accordingly, the parties' water rights cannot be varied by any showing that they could have applied any different methods. [Citations.]" (*Id.* at p. 281, fn. omitted, italics added.)

Here, too, the Project does not exceed the bounds of reasonable beneficial use. Even if a project could have been developed to extract the groundwater from below Cadiz's land while permitting natural recharge of the full amount extracted within 10 years, it would not compel a conclusion that the Project as proposed is improper, or that the County's resolution approving the Plan and excluding the Project from the Ordinance was arbitrary and capricious, lacking in evidentiary support, or contrary to law.

VI.

Additional Arguments

Pursuant to California Rules of Court, rule 8.200(a)(5), the Center joined and adopted by reference the arguments made by Delaware Tetra Technologies, Inc., in the related appeal, *Delaware Tetra Technologies, Inc. v. County of San Bernardino*, *supra*, G050881. To the extent not already addressed *ante*, those arguments have been fully addressed in our opinion in that case, and will not be repeated here.

Disposition

The judgment is affirmed. Respondents to recover costs on appeal.

FYBEL, J.

WE CONCUR:

ARONSON, ACTING P. J.

IKOLA, J.